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                          [McM Corporation letterhead]





       RALEIGH, NORTH CAROLINA, FEBRUARY 24, 1998 - FOR IMMEDIATE RELEASE

                          McM Derivative Action Settled

         McM Corporation, a Raleigh based insurance holding company, announced today that on February 20, 1998, Special Superior Court Judge for Complex Business Cases Ben F. Tennille approved a settlement of the previously disclosed derivative action filed in Guilford County, North Carolina, on September 22, 1997, by shareholders David J. Robinson, Jr. and Jesse Greenfield against the Company, each of its directors, the McMillen Trust and Wilmington Trust Company as trustee of the McMillen Trust.

         The settlement agreement, executed by all parties to the derivative action, provides that the Company, the current directors, the McMillen Trust and Wilmington Trust Company, as trustee of the McMillen Trust, will use their best efforts to nominate and elect Jesse Greenfield to the McM Board of Directors at McM's 1998 annual shareholders' meeting. The settlement agreement also contains provisions for nominal monetary concessions by the Plaintiffs and the Company and mutual releases between all parties.

FOR MORE INFORMATION, CONTACT:

Mr. George E. King, Chairman and CEO
McM Corporation (919) 833-1600